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                                                                    EXHIBIT 12.2





       EXHIBIT 12.2-STATEMENT RE RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                    PREFERRED STOCK DIVIDENDS

                                         Six Months Ended
                                             June 30                          Years Ended December 31
                                         ------------------        -----------------------------------------------
                                                 1994               1993      1992      1991       1990       1989
       Fixed Charges
         Interest expense                     $ 9,363            $25,902   $27,234   $27,873    $15,731    $13,297
         Interest capitalized                     400                912       495         0          0          0
         Amortization of debt expense             502              1,183       331       194        161        160
         Preferred dividends on pretax basis    7,236             13,428     7,955     4,800      4,800      4,200
         Portion of rent expense
           representative of interest           3,512              7,211     5,900     5,733      5,567      5,467
                                              -------            -------   -------   -------    -------    -------
           TOTAL FIXED CHARGES                $21,013            $48,636   $41,915   $38,600    $26,259    $23,124

       Earnings
         Income from continuing
           operations before tax              $57,095           $ 57,600   $ 9,000  ($18,700)   $ 7,000    $58,200
         Loss from equity method investee           0                900       425       125        278        100
         Fixed charges per above               21,013             48,636    41,915    38,600     26,259     23,124
         Less interest capit. during period      (400)              (912)     (495)        0          0          0
                                              -------           --------   -------   -------    -------    -------
           TOTAL EARNINGS                     $77,708           $106,224   $50,845   $20,025    $33,537    $81,424
                                              =======            =======   =======   =======    =======    =======
       RATIO OF EARNINGS TO
         FIXED CHARGES                           3.70               2.18      1.21       (A)       1.28       3.52
                                              =======            =======   =======   =======    =======    =======

       (A) Earnings of $20.0 million in 1991 included a special charge of $25.0, and as such were less than 1991 fixed charges of $38.6 million.